Exhibit 99.1

Surface Oncology Promotes Jessica Fees to Senior Vice President, Finance and Business Operations

CAMBRIDGE, Mass., December 17, 2018: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, announced this morning the promotion of Jessica Fees to senior vice president, finance and business operations. She is now responsible for the finance, information technology and facilities functions at Surface. Ms. Fees will also serve as the company’s principal financial and accounting officer, effective December 14, 2018.

“We are incredibly excited to announce this well-deserved promotion. Jess was one of the early employees of the company and she has been instrumental in helping lead the organization through multiple phases of growth, including our initial public offering earlier this year. We look forward to her continued contributions,” said Jeff Goater, chief executive officer of Surface Oncology.

Ms. Fees joined Surface in 2015, and has held roles of increasing responsibility, most recently as vice president, finance. She has over 20 years of experience in public and private accounting, audit, and corporate finance. Prior to Surface, she served as president of Glide Consulting, and held senior positions at Aileron Therapeutics and Tokai Pharmaceuticals. Ms. Fees began her career at Arthur Andersen LLP, where she was a manager in the attest function. She received a B.A. from The College of the Holy Cross and earned her CPA in Massachusetts.

ABOUT SURFACE ONCOLOGY:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD47, CD73, CD39 and IL-27. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response, and may be used alone or in combination with other therapies. The company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on up to three next-generation cancer immunotherapies.

For more information, please visit www.surfaceoncology.com

Contacts:

Seth Lewis

slewis@surfaceoncology.com

617-665-5031

Ten Bridge Communications

Krystle Gibbs

krystle@tenbridgecommunications.com

508-479-6358